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                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                          the Securities Act of 1934

      Date of Report (Date of earliest event reported): January 29, 1999

                            MOHAWK INDUSTRIES, INC.
             ----------------------------------------------------
            (Exact name of registrant as specified in its charter)

   Delaware                        01-19826                       52-1604305
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(State or other            (Commission File Number)             (IRS Employer
jurisdiction of                                              Identification No.)
incorporation)

              160 South Industrial Blvd., Calhoun, Georgia  30701
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         (Address, including zip code, of principal executive offices)

                                (706) 629-7721
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             (Registrant's telephone number, including area code)

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Item 2.   Acquisition or Disposition of Assets
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          On January 29, 1999, Mohawk Industries, Inc. ("Mohawk") consummated the purchase, by its wholly-owned subsidiary, Aladdin Manufacturing Corporation, of certain assets and assumption of certain liabilities of Image Industries, Inc. ("Image") and The Maxim Group, Inc. ("Maxim"), a large customer. Image was a leading plastic recycler and carpet manufacturer with annual sales of approximately $190 million. Image primarily manufactured polyester residential carpet and vertically integrated its manufacturing process into the extrusion of polyester fiber from discarded plastic soda bottles and other sources of post-consumer plastics. Mohawk intends to continue such operations.

          Mohawk paid approximately $193 million, including direct acquisition costs of approximately $400,000 and the assumption of $30 million of tax exempt bonds. The acquisition will be accounted for under the purchase method of accounting. The cash portion of the purchase price will be financed through Mohawk's credit facilities with First Union National Bank and Wachovia Bank, N.A. The purchase price was determined based on an evaluation of the business of Image. The foregoing is qualified in its entirety by reference to the Asset Purchase Agreement, the full text of which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.
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     C.   Exhibits

          2.1 Asset Purchase Agreement by and among Aladdin Manufacturing Corporation, Image Industries, Inc. and The Maxim Group, Inc. dated as of November 12, 1998, as amended and restated on January 29, 1999.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Mohawk Industries, Inc.

Date: January 29, 1999                   By: /s/ Frank H. Boykin
                                             -------------------------
                                             Frank H. Boykin
                                             Corporate Controller


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                               INDEX TO EXHIBITS
                               -----------------

     Exhibit
     -------
       2.1 Asset Purchase Agreement by and among Aladdin Manufacturing Corporation, Image Industries, Inc. and The Maxim Group, Inc. dated as of November 12, 1998, as amended and restated on January 29, 1999.


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